April 28, 2009
For Immediate Release
Contact: Rusty Cloutier, MidSouth Bank President and CEO, 337-962-9900
Alex Calicchia, Chief Marketing Officer, 337-593-3008

MidSouth Bank’s Utz Named President & CEO of ECB Bancorp, Inc.

LAFAYETTE, LA.- April 28, 2009 - MidSouth Bancorp, Inc. (NYSE Amex: MSL) MidSouth Bank Executive Vice President and Chief Retail Officer Dwight Utz has accepted the top job of President and CEO at ECB Bancorp, Inc., the holding company for The East Carolina Bank in Engelhard, N.C.

Utz, who has been a key member of the MidSouth Bank management team for the past eight years, has 36 years of banking experience. “While it is difficult for us to lose a valued employee of this caliber, we wish Dwight well and congratulate him on reaching a new milestone in his career,” MidSouth Bank President and CEO Rusty Cloutier said in announcing Utz’s departure. “It is a major compliment to our organization and a reflection on Dwight’s many contributions to MidSouth Bank that ECB saw fit to offer him the top management post, which Dwight has worked hard to earn,” Cloutier continued. “He will do a stellar job leading ECB in the years to come.”

Utz will leave MidSouth Bank in mid-May assuming his new position at ECB Bancorp, Inc. and the bank effective July 1, 2009.  In the interim, Retail Regional Manager/Vice President Carolyn Lay will assume the Chief Retail Officer position.

About MidSouth Bancorp, Inc.

MidSouth Bancorp, Inc. is a bank holding company headquartered in Lafayette, La., with total assets of $923.1 million as of March 31, 2009. Through its wholly-owned bank subsidiary, MidSouth Bank, N.A., the Company offers complete banking services to commercial and retail customers in south Louisiana and southeast Texas. It has 35 locations in Louisiana and Texas and more than 170 ATMs. The group is community oriented and focuses primarily on offering commercial and consumer loan and deposit services to individuals, and small and middle market businesses.

Established in 1985, MidSouth Bank has 27 offices extending along the Interstate 10 corridor in south Louisiana located in Lafayette (9), Baton Rouge (3), New Iberia (3), Lake Charles (2), Sulphur, Jeanerette, Jennings, Thibodaux, Larose, Opelousas, Breaux Bridge, Cecilia, Morgan City and Houma. Additionally, the Company has seven full-service offices in the southeast region of Texas, including Houston, Beaumont (3), Vidor, College Station and Conroe. It also has a mortgage loan center in Conroe.